Exhibit 15.17

[SWORN TRANSLATION]

MRS. POERBANINGSIH AD1 WARSITO, SH

NOTARY & LAND TITLE OFFICIAL

Decree of the Indonesian Justice Minister Number M-96-

HT/03.01-TH. 1984, dated December 7, 1984

Decree of the Home Affairs Minister Number 141/DJA/1985,

dated June 5, 1985

Deed dated	:	September 17, 2008
Number	:	26

LOAN AGREEMENT

(COPY)

1

LOAN AGREEMENT

Number: 26

At thirty minutes past ten a.m. (10.30 a.m.) West Indonesia Time.

On this Wednesday, the seventeenth day of September two thousand and eight (09-17-2008).

Appeared before me, Mrs. POERBANINGSTH ADI WARSITO, Bachelor of Law, Notary in Jakarta , in the presence of witnesses known by me, Notary and to be named at the conclusion of this deed:

I.

Mrs. DHALIA M. ARIOTEDJO, born in Alangor on the fifteenth day of December one thousand nine hundred and fifty seven (12-15-2007), Indonesian citizen, Director of the corporation to be named below, domiciled in South Jakarta, Jalan Anggur III/30A, Rukun Tetangga 012, Rukun Warga 006 , Cipete Selatan Kelurahan , Cilandak Subdistrict.

Holder of Identity Card number: 09.5306.5512570526. By her admission acting in this matter:

a.	In her capacity as mentioned in the foregoing;

b.

By virtue of a power of attorney made sub rosa dated the sixteenth day of September two thousand and eight (09-16-2008) Number: 366/ST/DIR/2008, with sufficient duty stamp, the original document of which was shown to me, Notary, of and therefore for and on behalf of and duly representing:

•	Mr. SUWIGNYO BODIMAN, Director of the corporation to be named below, domiciled in Jakarta.

2

Said attorney-in-fact and authorizer herein represented each acting in their respective capacities as mentioned in the foregoing therefore collectively represent the Board of Directors of and therefore acting for and on behalf of and duly representing PT BANK CENTRAL ASIA Tbk, domiciled and having its head office in Jakarta, the articles of association and amendments of which were promulgated in the following State Gazettes of the Republic of Indonesia:

•	dated the fourteenth day of April two thousand (04-14-2000) number 30, Supplement number: 1871;

•	dated the tenth day of July two thousand and one (07-10-2001) number 55, Supplement number 273;

3

•	dated the fourth day of September two thousand and one (09-04-2001) number 71, Supplement number 345;

•	dated the twenty fifth day of June two thousand and two (06-25-2002) number 51, Supplement number 438;

•	dated the twenty third day of August two thousand and two (08-23-2002) number 68, Supplement number 602;

•	dated the eighteenth day of February two thousand and three (02-18-2003) number 14, Supplement number 132;

•	dated the twentieth day of February two thousand and seven (02-20-2007) number 15, supplement number 185;

•	PT BANK CENTRAL ASIA Tbk, hereinafter referred to as “BCA”.

II.

Mr. JOHNNY SWANDI SJAM, born in Jakarta on the fifteenth day of August one thousand nine hundred and sixty (08-15-1960), Indonesian citizen, President Director of the corporation to be named below, domiciled in East Jakarta, Jalan Pulo Asem I number 10, Rukun Tetangga 003, Rukun Warga 001, Jati Kelurahan, Pulo Gadung Subdistrict. Holder of Identity Card number: 09.5402.150860.0425.

4

By his admission acting in this matter in his capacity as mentioned in the foregoing, therefore representing the Board of Directors, while by his admission having secured the approval of the Corporate Board of Commissioners to be named below to perform the following legal act, as evident from Resolution of the Board of Commissioners of PT Indosat Tbk, made sub rosa with sufficient duty stamp dated the nineteenth day of November two thousand and seven (11-19-2007), the original document of which was shown to me, Notary, of and therefore for and on behalf of and duly representing PT Indosat Tbk, domiciled in Jakarta, the articles of association of which had been amended several times with:

•

the deed dated the eighth day of March two thousand and four (03-08-2004) number 7, made before me, Notary, the amendment to articles of association report for which had been received and recorded in the Legal Entity Administrative System Database of the Directorate General of General Legal Administration, the Department of Law and Human Rights of the Republic of Indonesia dated the eighth day of March two thousand and four (03-08-2004);

5

•

the deed dated the thirtieth day of September two thousand and four (09-30-2004) number 145, made before AULIA TAUFANI, Bachelor of Law, substituting for SUTJIPTO, Bachelor of Law, Notary in Jakarta, who had received endorsement from the Minister of Law and Human Rights of the Republic of Indonesia with his letter dated the second day of December two thousand and four (12-02-2004) number C-29270 HT.01.04.TH.2004 and such amendment to articles of association report having been received and recorded in the Legal Entity Administrative System Database of the Directorate General of General Legal Administration, the Department of Law and Human Rights of the Republic of Indonesia dated the eighth day of December two thousand and four (12-08-2004) number C-29876 HT.01.04.TH.2004;

•

the deed dated the twentieth day of December two thousand and four (12-24-2004) number 141, made before AULIA TAUFANI, Bachelor of Law, substituting for SUTJIPTO, Bachelor of Law, Notary in Jakarta, the notice for such deed having been received and recorded in the Legal Entity Administrative System Database of the Directorate General of General Legal Administration, the Department of Law and Human

6

Rights of the Republic of Indonesia dated the fourth day of January two thousand and five (01-04-2005) number C-00088 HT.01.04.TH.2005;

•

the deed dated the fourteenth day of January two thousand and five (0l-14-2005) number 79, made before AULIA TAUFANI, Bachelor of Law, substituting for SUTJIPTO, Bachelor of Law, Notary in Jakarta, such amendment to articles of association report having been received and recorded in the Legal Entity Administrative System Database of the Directorate General of General Legal Administration, the Department of Law and Human Rights of the Republic of Indonesia dated the fourth day of February two thousand and five (02-04-2005) number C-03065 HT.01.04.TH.2005;

•

the deed dated the twenty first day of October two thousand and five (10-2l-2005) number 145, made before AULIA TAUFANI, Bachelor of Law, substituting for SUTJIPTO, Bachelor of Law, Notary in Jakarta, the notice for such deed having been received and recorded in the Legal Entity Administrative System Database of the Directorate General of General Legal Administration, the Department of Law and Human Rights of the Republic of Indonesia dated the second day of December two thousand and five (12-02-2005) number C-32142 HT.01.04.TH.2005;

7

•

the deed dated the twenty first day of October two thousand and five (10-21-2005) number 146, made before AULIA TAUFANI, Bachelor of Law, substituting for SUTJIPTO, Bachelor of Law, Notary in Jakarta, the notice for such deed having been received and recorded in the Legal Entity Administrative System Database of the Directorate General of General Legal Administration, the Department of Law and Human Rights of the Republic of Indonesia dated the sixteenth day of December two thousand and five (12-16-2005) number C-33508 HT.0l.04.TH.2005;

•

the deed dated the twenty third day of January two thousand and six (01-23-2006) number 122, made before AULIA TAUFANI, Bachelor of Law, substituting for SUTJIPTO, Bachelor of Law, Notary in Jakarta, the notice for such deed having been received and recorded in the Legal Entity Administrative System Database of the Directorate General of General Legal Administration, the Department of Law and Human Rights of the Republic of Indonesia dated the fifteenth day of February two thousand and six (02-15-2006) number C-04216 HT.0l.04.TH.2006;

8

•

the deed dated the fifth day of May two thousand and six (05-05-2006) number 31, made before SUTJIPTO, Bachelor of Law, Notary in Jakarta, the notice for such deed having been received and recorded in the Legal Entity Administrative System Database of the Directorate General of General Legal Administration, the Department of Law and Human Rights of the Republic of Indonesia dated the second day of June two thousand and six (06-02-2006) number C-16129 HT.01 04. TH. 2006;

•

the deed dated the twenty first day of September two thousand and six (09-21-2006) number 129, made before AULIA TAUFANI, Bachelor of Law, substituting for SUTJIPTO, Bachelor of Law, Notary in Jakarta, the notice for such deed having been received and recorded in the Legal Entity Administrative System Database of the Directorate General of General Legal Administration, the Department of Law and Human Rights of the Republic of Indonesia dated the tenth day of October two thousand and six (10- 05-2006) number W7-HT.0l.04-1787;

9

•

the deed dated the ninth day of November two thousand and six (11-09-2006) number 38, made before AULIA TAUFANI, Bachelor of Law, substituting for SUTJIPTO, Bachelor of Law, Notary in Jakarta, the notice for such deed having been received and recorded in the Legal Entity Administrative System Database of the Directorate General of General Legal Administration, the Department of Law and Human Rights of the Republic of Indonesia dated the twenty eighth day of November two thousand and six (11-28-2006) number W7-HT.01.04-414;

•	the deed dated the fourteenth day of July two thousand and eight (07-14-2008) number 109, made before SUTJIPTO, Bachelor of Law, Notary in Jakarta.

The articles of association had been subsequently amended in their entirety to comply with Law Number 40 of 2007 (two thousand and seven) on Limited Liability Company as stated in the deed dated the fourteenth day of July two thousand and eight (07- 14-2008) number 109, made before SUTJIPTO, Bachelor of Law, Notary in Jakarta. Said deed had received endorsement from the Minister of Law and Human Rights of the Republic of Indonesia with dated the sixth day of August two thousand and eight (08-06- 2008) number AHU-48398.AH.01.02. of 2008.

10

The current composition of the Board of Directors and Board of Commissioners was as set out in the deed dated the twenty fifth day of August two thousand and eight (08-25-2008) number 344 made before AULIA TAUFANI, Bachelor of Law, substituting for SUTJIPTO, Bachelor of Law, Notary in Jakarta.

Said PT INDOSAT, Tbk. shall hereinafter referred to as “DEBTOR”.

The appearing persons acting in their respective capacities as specified in the foregoing hereby agreed to enter into a Loan Agreement with the following terms and conditions:

Article 1

DEFINITIONS

For the purposes of this Loan Agreement, each of the terms below shall have the meaning as described in the following “Allowed Collateral and Guaranty” means

(i)	Collateral and Guaranty of the DEBTOR or existing subsidiary, on condition that if said asset to be

11

put up as Collateral and Guaranty has been released as a guaranty, then it may be re—bound as Collateral and Guaranty for the interest for another party than BCA;

(ii)	Collateral and Guaranty provided for deposit or to guarantee the payment of import taxes or rent;

(iii)

Collateral and Guaranty provided to guarantee certain obligations with relation to the trade credits of the DEBTOR or any of its Subsidiaries that are commonly entered into in their respective daily operations;

(iv)	Collateral and Guaranty related to the earmarking for tax due;

(v)

Collateral and Guaranty to finance the acquisition of an asset with a loan in general, export or supplier credit or vendor financing or leasing, in which the asset will become a Collateral and Guaranty object for the financing of the loan; and

(vi)

Collateral and Guaranty provided in the financing for the implementation of a collaborative project between the DEBTOR or Subsidiary and another party, for which project the financing is provided by another party (including the party with which the DEBTOR or Subsidiary is in cooperation).

12

(vii)	Collateral and Guaranty provided in the context of a bid process to implement a project undertaken by the DEBTOR or Subsidiary.

“Subsidiary	means companies:

(i)	the ownership of which shares is directly or indirectly controlled by the DEBTOR for at least fifty percent (50%) of the total issued shares in the company in question;

(ii)	the financial statement of which is consolidated with the DEBTOR pursuant to the statement for the financial accounting standards that prevail in Indonesia.

“Loan Facility Withdrawal Deadline” means the Loan Facility withdrawal period allowed by BCA to the DEBTOR.

“Loan Facility” means loan facility (facilities) approved by BCA to be granted to the DEBTOR as described in article 2 of the Loan Agreement under the terms and conditions of the Loan Agreement.

“Business Day” means the day on which the BCA branch office at which the Loan Facility is administered is open and providing banking service to the public.

“JIBOR” or Jakarta Inter Bank Offered Rate means the interest rate in the inter-bank money market in Jakarta as published by Reuters on the Reuters Monitor Money Rate Service (Reuters Screen) at eleven

13

a.m. (11:00 a.m.) local time, three (3) Business Days before the start of an Interest Period, indicating the interest rate among major bank(s) in Jakarta that serves as a reference in determining the loan interest rate in Rupiah for a three (3)—month time frame, and for the purpose of this Loan Agreement a JIBOR interest rate up to one per nil (1/1000) will be rounded up.

“Gross Negligence” means any action or event as referred to in article 14 of the Loan Agreement.

“Guarantee” means any guarantee provided by the DEBTOR to guarantee any indebtedness by Indosat International Finance Company BV with relation to the issuance of a bond in the name of Indosat International Finance Company BV or another company specially established for the issuance of bonds, with the following terms and conditions:

(i)	the DEBTOR does not violate any financial ratio as set forth in article 12 sub j of the Loan Agreement; and

(ii)	any obligations of the DEBTOR related to the Guarantee shall be pari passu and related to cross-default against the DEBTOR’s obligations to BCA under the Loan Agreement.

14

“Interest Period” means a period in which an interest rate and interest calculation is in effect, i.e. every three (3) months on the following conditions:

(i)	the first calculated Interest Period shall begin on the date of the first withdrawal of the Loan Facility and end on the same date three (3) months later;

(ii)	the subsequent calculated Interest Period shall begin on the end date of the previous Interest Period and end on the same date three (3) months later; and

(iii)	the last calculated Interest Period shall begin on the end date of the previous Interest Period and end on the date of the last payment of the Loan Principal installment.

“Loan Agreement” means this agreement along with any extension, amendment and/or supplement to it.

“Interest Payment Date” means the date on which the DEBTOR must make the interest payment, i.e. every last day of an Interest Period.

“Debt” means all monies owed by the DEBTOR at any time to BCA under the Loan Agreement, including the principal debt amount, interest, provisions, penalty, fees and/or other dues under the Loan Agreement.

15

Article 2

AMOUNT AND PURPOSE OF LOAN FACILITY

2.1.

With due regard to the terms and conditions of the Loan Agreement, BCA has agreed to provide a Loan Facility to the DEBTOR in the form of an Investment Loan facility, with a principal amount of up to five hundred billion Rupiah (Rp 500,000,000,000.00).

2.2.	DEBTOR hereby has agreed to the Loan Facility amount to be provided.

2.3.	The Loan Facility shall be used for loan refinancing and/or funding the capital expenditure of the DEBTOR for the telecommunication service business.

The DEBTOR shall be accountable for the true use of said Loan Facility.

Article 3

LOAN FACILITY WITHDRAWAL DEADLINE

3.1.

With due regard to the terms and conditions of the Loan Agreement, the Loan Facility Withdrawal Deadline shall be determined as effective from the seventeenth day of September two thousand and eight (09-17-2008) to the seventeenth day of March two thousand and nine (03-17-2009).

16

3.2.	After the Loan Facility Withdrawal Deadline as described in article 3.1. has lapsed, BCA shall be under no further obligation to provide any Loan Facility to the DEBTOR.

3.3.

In the event that the Loan Facility Withdrawal Deadline has lapsed and BCA has by its own consideration approved an extension of such Loan Facility Withdrawal Deadline while the deed for the Loan Agreement amendment concerning the extension cannot yet be signed, BCA shall send a notice of extension of the Loan Facility Withdrawal Deadline (“Notice”) to be effective for the duration set out in the Notice.

Any Loan Facility withdrawn within the duration set out in the Notice shall be Debt that is subject to the terms and conditions of the Loan Agreement.

DEBTOR shall also agree that in the event that BCA approves a further extension of the Loan Facility after the Notice has been sent, the DEBTOR shall hereby commit itself to sign a deed of Loan Agreement amendment on the extension of such Loan Facility Withdrawal Deadline. The Notice shall constitute an integral and inseparable part of the Loan Agreement.

17

Article 4

INTEREST, PROVISIONS, AND COMMITMENT FEE

4.1.

The DEBTOR shall pay, on any monetary loan due under the Loan Agreement, an interest at the JIBOR plus two point twenty five percent (2.25%) per annum, calculated from the total Loan Facility withdrawn and outstanding by the DEBTOR.

4.2.

Interest shall be calculated on a daily basis on a fixed denominator of three hundred and sixty (360) days in a year and shall become due in full to BCA on the Interest Payment Date, by debiting the DEBTOR’s account at BCA or by any other means agreed to by the parties, on condition that the Interest Payment Date may not surpass the date on which the Loan Facility becomes due in full.

4.3.

On the provided Loan Facility, the DEBTOR shall pay a provision to BCA for zero point fifteen percent (0.15%) calculated from the Loan Facility amount, which shall be paid once (lx), i.e. on the Loan Facility withdrawal date.

4.4.

For any Loan Facility not withdrawn by the DEBTOR until the expiry date of the Credit Facility Withdrawal Deadline, the DEBTOR shall pay a commitment fee of one percent (1%) calculated from the Loan Facility amount not withdrawn by the DEBTOR up to the expiry date of the Credit Facility Withdrawal Deadline. The commitment fee shall become due on the expiry date of the Credit Facility Withdrawal Deadline.

18

4.5.	Payment of such provision and/or commitment fee may be made by debiting the DEBTOR’s account at BCA or by any other means agreed to by the parties.

4.7.	The DEBTOR shall authorize BCA to debit such account as described in article 19.1 of the Loan Agreement.

4.8.

If the Interest Payment Date and/or provision and/or commitment fee payment date falls on a date that is not a Business Day, the DEBTOR shall make funds available in its account at BCA for the purpose of interest and/or provision and/or commitment fee payment on the previous Business Day.

4.9.

If the Loan Agreement has been signed but the Loan Facility is not used by the DEBTOR or the Debt becomes due for the reasons set out in article 14.2 and article 18.6 of the Loan Agreement, BCA shall be under no obligation to repay to the DEBTOR any provision paid by the DEBTOR to BCA.

19

Article 5

PROOF OF DEBT

Any books and records made and to be made by BCA shall constitute the full and complete evidence of the Debt and the evidence shall bind the DEBTOR, unless it may be proven otherwise.

Article 6

TERMS OF LOAN FACILITY WITHDRAWAL AND/OR USE

6.1.	The Loan Facility may be withdrawn and/or used by the DEBTOR on any Business Day if the DEBTOR has complied with the following terms:

a.	The DEBTOR has submitted to BCA:

•	a true photocopy of the DEBTOR’s articles of association and any amendments thereof; and

•	any other documents required by BCA, such as Taxpayer Registration Number, Company Registration Certificate, business license;

•	shareholder data (Articles of Association/Identity Card and Taxpayer Registration Number);

•	any other data duly requested for administrative purposes;

20

b.

There has been no ongoing Gross Negligence or any act or event that may lead to a Gross Negligence or any act or event that with the serving of a notice or with the passage of time or both shall constitute a Gross Negligence;

c.	Any matters stated in the Representations as referred to in article 11 of the Loan Agreement are true and factual.

6.2.	The DEBTOR shall fulfill any special provisions regarding the method of Loan Facility withdrawal and/use as follows:

a.	The DEBTOR shall submit an application for Investment Loan facility withdrawal at least three (3) Business Days before the date of the planned Investment Loan facility withdrawal.

b.	withdrawal and/or use shall be made within the Loan Facility Withdrawal Deadline as referred to in article 3 of the Loan Agreement.

Article 7

DEBT REPAYMENT

7.1.

Debt Repayment shall be made by the DEBTOR in the same currency as the Loan Facility provided by BCA and shall be effectively received by BCA at its branch office at Jalan M.H. Thamrin Number 1, Jakarta 10310, by two p.m. (2:00 p.m.) local

21

time by annual installments, with the first installment made on the same date as the date of the first Investment Loan facility withdrawal, one (1) year later, on condition that the schedule and amount of the installment payments shall be effective from the date of the first Investment Loan facility withdrawal (hereinafter referred to as “Installment List”) as follows:

7.2.	If the Debt payment date falls on a date that is not a Business Day, the DEBTOR shall make funds available in its account at BCA for the purpose of such payment on the previous Business Day.

7.3.	Any Debt Repayment received by BCA after two p.m. (2:00 p.m.) local time shall be deemed to have been received by BCA on the next Business Day.

Article 8

PENALTY

8.1.

If the DEBTOR fails to repay the Debt for any reason on the due date, the DEBTOR shall pay a penalty on the amount it has failed to pay, effective from the date the amount became due until the date of full payment of the amount at two per cent (2%) per annum on top of the effective interest rate.

22

8.2.	The penalty calculation shall be done on a daily basis on a fixed denominator of three hundred and sixty (360) days in a year.

Article 9

SPECIAL PROVISIONS

9.1.

The DEBTOR may repay in part or in full the amount due outside of the set schedule as provided for in the Installment List, with an incurred penalty of one percent (1%) of the total debt settled outside of the set schedule.

9.2.

In the event of a change in the interest rate and/or accelerated repayment and/or late repayment, BCA shall recalculate the amount of principal installments and interest payable by the DEBTOR to BCA, and therefore BCA shall issue a new Installment List to replace the old Installment List. The Installment List(s) shall constitute an integral and inseparable part of the Loan Agreement.

The DEBTOR shall hereby declare its agreement to the calculation made by BCA and subject itself to the payment amounts that are due by the Debtor to BCA as stated in the Installment List.

23

Article 10

COLLATERAL AND GUARANTY

This Loan Facility shall not be guaranteed with any specific collateral in the form of an object or earnings or other assets belonging to the DEBTOR in any form and shall not be guaranteed by any party, but rather guaranteed with the entire assets of the DEBTOR, whether in the form of movable goods or non-movable goods, currently in existence or to exist in the future, except for any assets of the DEBTOR that have been pledged specifically to its creditors, which shall become a general guaranty on all of the DEBTOR’S debts to its entire creditors that are not specifically guaranteed or with no special privilege including this Loan Facility with a pro rata payment (pari passu) pursuant to articles 1131 and 1132 of the Civil Code of the Republic of Indonesia.

Article 11

REPRESENTATION

The DEBTOR hereby represents and warrants to BCA the truth to the following matters:

a.	The DEBTOR has secured all corporate approvals required by the DEBTOR’s articles of association to obtain a Loan Facility

24

from BCA under the Loan Agreement (including endorsement from the DEBTOR’s Board of Commissioners) and any person(s) appointed to represent the DEBTOR to sign the Loan Agreement shall have the right and authority to represent and sign the Loan Agreement and therefore the Loan Agreement shall be valid and binding to the DEBTOR;

b.	The DEBTOR has the required permits to duly operate its business and hereby promises to extend or renew said permits in the event of their expiration if required by the prevailing regulation.

c.

On the date of the Loan Agreement, there is no ongoing civil case, state administrative case, tax claim, criminal investigation or case or dispute that threaten or may have a consequence on the DEBTOR or the DEBTOR’s assets, to such an extent as to materially affect the financial or business state of the DEBTOR or may disrupt the DEBTOR’S capacity to perform its obligations under the Loan Agreement. With relation to this Loan Agreement, material refers to a value equal to or greater than ten percent (10%) of the DEBTOR’s earnings or twenty percent (20%) of the equity, whichever is lower;

d.

On the date of the Loan Agreement, there is no occurring and/or ongoing situation that shall constitute a Gross Negligence or a situation that with the passage of time or with a notice or both shall constitute a Gross Negligence;

25

e.

All documents, data and information supplied by the DEBTOR to BCA are rue and there is no document, data and other information not advised by the DEBTOR which if supplied or notified by the DEBTOR to BCA may affect BCA’s decision in granting the Loan Facility;

f.

In preparing and implementing the Loan Agreement and/or any other agreements related to the Loan Agreement; the DEBTOR did not violate or contravene with any prevailing laws, government regulations, government policies, government directions or instructions, Court ruling or the DEBTOR’S articles of association or causing or about to cause any default against any other agreement made by the DEBTOR;

At the signing of the Loan Agreement, the DEBTOR’S articles of association with its entire amendments as described in the comparitie of this deed, other than the deed(s) mentioned in the foregoing, no other deed(s) have not/not yet been submitted by the DEBTOR to BCA.

g.	At the signing of the Loan Agreement, the DEBTOR’S shareholders consist of:

1.	The Republic of Indonesia at one (1) series A share and seven hundred and seventy six million six hundred and twenty four thousand nine hundred and ninety nine (776,624, 999) series B shares.

26

2.	Indonesia Communication Limited at two billion one hundred and seventy one million two hundred and fifty thousand (2,171,250,000) series B shares.

3.	The public at two billion four hundred and eighty six million fifty eight thousand five hundred (2,486,058,500) series B shares.

other than those named in the foregoing , no other individuals or parties constitute the DEBTOR’S shareholders;

h.	At the signing of the Loan Agreement, the composition of the Board of Directors and Board of Commissioners of the DEBTOR is as follows:

THE BOARD OF DIRECTORS:

• President Director	:	Mr. JOHNNY SWANDI SJAM;

• Deputy President Director	:	Mr. KAIZAD BOMI HEERJEE;

• Director	:	Mr. FADZRI SENTOSA;

• Director	:	Mr. WAHYU WIJAYADI;

• Director	:	Mr. GUNTUR SOALOON SIBORO;

• Director	:	Mr. RAYMOND TAN KIM MENG;

• Director	:	Mr. SYAKIEB AHMAD SUNGKAR;

• Director	:	Mr. WONG HEANG TUCK;

27

• Director	:	Mr. ROY KANNAN;

THE BOARD OF COMMISSIONERS:

• President Commissioner	:	Mr. ABDULLA MOHAMMED S.A. AL THANI;

• Commissioner	:	Mr. JARMAN;

• Commissioner	:	Mr. RIONALDO SILABAN;

• Commissioner	:	Mr. Doctor NASSER MOHD. A. MARAFIH;

• Commissioner	:	Mr. SHEIKH MOHAMMED BIN SUHAIM HAMAD AL-THANI;

• Independent Commissioner	:	Mr. RAHMAD GOBEL.

• Independent Commissioner	:	Mr. SETYANTO PRAWIRA SANTOSA;

• Independent Commissioner	:	Mr. SOEPRAPTO;

• Independent Commissioner	:	Mr. THIA PENG HEOK GEORGE;

• Independent Commissioner	:	Mr. MICHAEL FRANSIS LATIMER;

other than those named in the foregoing, no other individuals or parties sit in the Board of Directors and Board of Commissioners of the DEBTOR.

Article 12

DEBTOR’S OBLIGATIONS

Unless BCA stipulates otherwise in writing, the DEBTOR shall:

a.	use the Loan Facility granted by BCA only for the purpose as referred to in Article 2.3 of the Loan Agreement;

28

b.	comply with all laws, government regulations, government policies, government directions or instructions that apply to the DEBTOR;

c.	immediately notify BCA in writing of any case involving the DEBTOR, be it a civil case, state administrative case, tax claim, criminal investigation or that may affect the DEBTOR’S business or assets;

d.

pay any costs incurred in and related to the extension of the Loan Facility and the implementation of the terms and conditions of the Loan Agreement even though the Loan Facility is not used and/or the Loan Agreement is voided;

e.	supply any information requested by BCA related to the extension of the Loan Facility and Collateral;

f.	retain the right to any intellectual property right, such as any copyright, patent and brand already or to be possessed by the DEBTORS;

g.

establish and maintain an accounting, administrative and financial oversight system in adherence to the accounting principles commonly accepted in Indonesia and to be consistently applied to reasonably reflect the state of the DEBTOR’s assets, finances and business output;

29

h.	allow BCA or any party appointed by BCA, with a prior notice of seven (7) Business Days, at any time to inspect the operations, books, and other notes made by the DEBTOR;

i.	submit to BCA in the format and the details acceptable by BCA:

•

the annual financial statement (balance sheet and profit/loss report) audited by a BCA-approved Registered Public Accountant’s Office in the form of a long form audited report that must be submitted within one hundred and eighty (180) days after the closing date of the accounting year;

•	the home statement (quarterly balance sheet and profit/loss report) that must be submitted within ninety (90) days after the end each reporting period.

•	copies/photocopies of the permits that are directly related to the DEBTOR’s primary business activity under the prevailing laws and regulations so that the DEBTOR may continue to operate its business;

j.	maintain the DEBTOR’s consolidated financial ratio, the magnitude of which shall be reviewed by BCA every year, as follows:

•	the ratio between the total loan against equity does not exceed one point seventy five to one (1.75 : 1) as indicated in every quarterly consolidated financial report;

30

•

the EBITDA (earnings before interest, taxes, depreciation and amortization) ratio to the loan interest payment not lower than three to one (3 : 1) as indicated in every audited annual consolidated financial report;

•	the ratio between the total loan and procurement debt to suppliers to EBITDA does not exceed three point five to one (3.5 : 1) as stated in every audited annual consolidated financial report;

k.	notify BCA immediately on:

•	any Gross Negligence known by the DEBTOR that may materially affect the DEBTOR’S conditions and explain the Gross Negligence and any action to be taken on the Gross Negligence.

With relation to this provision, material refers to a value equal to or greater than ten percent (10%) of the DEBTOR’S earnings or twenty percent (20%) of the equity, whichever is lower;

•	the occurrence of a gross negligence by Indosat International Finance Company BV or another company specially established for the issuance of bonds to execute the Guarantee;

31

l.

perform any action required to retain its status as a legal entity and ensure that the DEBTOR has the right and capacity to run its operation properly in every effective jurisdiction and will obtain and maintain all principal permits required to run its operation in said jurisdiction;

m.	maintain with the utmost effort the entire authorities and approvals and must immediately secure any other approval required so as to implement all of the matters set forth in this Loan Agreement;

n.	insure the DEBTOR’s assets at an insurer with the terms and conditions as commonly entered into by the DEBTOR and if required by BCA, report the insurance coverage of its assets;

o.	by request from BCA, perform any action or prepare and execute any document related to the implementation or applicability of the Loan Agreement;

p.	notify BCA of any amendment to the DEBTOR’S articles of association that requires an approval from the Minister of Law and Human Rights within seven (7) Business Days of obtaining such approval.

32

Article 13

PROHIBITIONS

So long as the Debtor has not settled the Debt or Loan Facility Withdrawal and/or Use Deadline has not lapsed, the DEBTOR may not perform any of the following things, without prior written approval from BCA:

1.	put up any of the DEBTOR’s assets as collateral for any other party, save for the allowed Collateral and Guaranty;

2.	enter into any transaction with any individual or any party, including but not limited to its affiliate companies, in a different manner or beyond the common practices and customs;

3.

sell or give up any material portion of non-movable asset or primary asset in running its operation, except in the context of running the daily operations. With relation to this provision, material means a value equal to or greater than ten percent (10%) of the DEBTOR’s earnings or twenty percent (20%) of the equity, whichever is lower;

4.	enter into a separation, merger, acquisition, takeover or dissolution;

5.	decrease or lower the DEBTOR’s paid up capital; and

6.	change the type and nature of the DEBTOR’s primary business.

33

Article 14

GROSS NEGLIGENCE

14.1.	Any one or more of the actions or events specified below shall constitute a Gross Negligence

a.

the DEBTOR’s negligence to repay the Debt in a timely manner and in the manner as determined in the Loan Agreement, in which case the simple passage of time constitutes valid and sufficient evidence that the DEBTOR has neglected its obligation;

b.

the DEBTOR has neglected or failed to fulfill the terms or conditions referred to in article 12 and article 13 any other provisions in the Loan Agreement and any other agreements related to the Loan Agreement, whether already in existence or to be made in the future;

c.	the DEBTOR uses the Loan Facility in deviation of its objective and purpose of use;

d.

by BCA’s evaluation, the DEBTOR’S financial state, bona fide status and solvability has deteriorated in such a way in material value as to affect the DEBTOR’S ability to make Debt repayments and the event is not rectified by the

34

DEBTOR within thirty (30) calendar days, effective from the date of notice of the event served by BCA to the DEBTOR. With relation to this provision, material means a value equal to or greater than ten percent (10%) of the DEBTOR’S earnings or twenty percent (20%) of the equity, whichever is lower;

e.

the DEBTOR files for bankruptcy or is declared bankrupt or files for a deferment of its debt repayment obligation or for any reason no longer has the right to manage and control the DEBTOR’S assets and or the filing of a petition from any other party for the DEBTOR to be declared bankrupt or to have any other person/party to control the DEBTOR’S assets;

f.	most or all of the DEBTOR’S assets have been seized due to its involvement in a case or dispute that may materially affect the DEBTOR’S ability in fulfilling his obligations under the Loan Agreement;

g.

any representation set out in article 11 of the Loan Agreement has been proven untrue and the matter is not rectified by the DEBTOR within thirty (30) calendar days of the date of notice of the matter delivered by BCA to the DEBTOR;

35

h.

the DEBTOR is obligated to pay any compensation and/or other payments that may materially affects its ability to repay the Debt. With relation to this provision, material means a value equal to or greater than ten percent (10%) of the DEBTOR’S earnings or twenty percent (20%) of the equity, whichever is lower;

i.

the DEBTOR has committed an act that violates a prevailing legal provision or regulation that may cause the DEBTOR’s mobile operator and IDD permit to be revoked and/or may directly or indirectly affect the DEBTOR’s ability to fulfill its obligations under the Loan Agreement;

j.

the filing of a petition by any other party for the DEBTOR to be declared bankrupt or to have any other person/party to control the DEBTOR’S assets and the DEBTOR is unable to settle the matter within thirty (30) days of the submission date of the petition or appointment;

k.	the DEBTOR is dissolved or liquidated;

l.

the DEBTOR is declared to have been negligent in performing its obligations to any other party, such negligence being deemed by BCA to possibly affect the DEBTOR’s ability in performing its obligations under this Loan Agreement, and the negligence is not rectified by the DEBTOR within thirty (30) calendar days, effective from the date of notice of the event served by BCA to the DEBTOR;

36

m.

Indosat International Finance Company BV or another company specially established for the issuance of bonds is declared as negligent by its creditors with relation to the issuance of bonds in which the DEBTOR acted as the guarantor and the negligence is not rectified by the DEBTOR within thirty (30) calendar days, effective from the date of notice of the event served by BCA to the DEBTOR.

14.2.

In the event of gross negligence as set forth in article 14.1 of the Loan Agreement, BCA reserves the right to declare the Debt as payable immediately and payable in full by the Debtor to BCA without regard to the Debt Repayment provision as set forth in article 7 of the Loan Agreement on condition that any obligations of the DEBTOR arising from the Loan Agreement must continue to be fulfilled.

The parties hereby set aside article 1266 of the Civil Code, especially where it governs the requirement to file a petition to void the agreement at the District Court.

14.3.	If the DEBTOR has any obligation to perform any obligation under the Loan Agreement in a set time frame and the DEBTOR

37

has neglected to do so, then the passage of time shall constitute valid and sufficient evidence of the DEBTOR’S gross negligence, so that no summons or other similar letter and a warning letter from a bailiff shall be required.

14.4.

If the Debt becomes due as referred to in article 14.2 of the Loan Agreement then BCA shall be entitled to exercise its rights as a creditor to recover the Debt by exercising its such rights on the DEBTOR and/or the DEBTOR’S assets.

Article 15

USE OF REPAYMENT

15.1.	Any amounts of money BCA obtains from the Debt repayment and/or due to the execution of a set-off from the DEBTOR’s fund in BCA shall be used in the following order of priority:

•	First :	to pay all of the costs incurred or paid by BCA with relation to the execution of its rights under the Loan Agreement that remains outstanding by the DEBTOR;

•	Second:	to pay in full all of the penalties incurred but not yet paid by the DEBTOR to BCA with relation to the Loan Agreement;

38

•	Third :	to pay in full the entire interest incurred and/or provision not yet paid by the DEBTOR to BCA with relation to the Loan Agreement;

•	Fourth:	to pay in full the amount of principal Debt due by the DEBTOR to BCA with relation to the Loan Agreement.

15.2.

In the event that all of the obligations charged due by the DEBTOR have been repaid in full and a balance evidently remains, BCA shall return the balance to the DEBTOR or the party entitled to the balance, with no obligation on the part of BCA to pay any interest on such balance.

Article 16

TAXES

16.1.	All and any amounts payable by the DEBTOR to BCA under the Loan Agreement shall be free, clear and without any tax deductions or withholding, levies, fees or charges of any kind and any amount.

16.2.

If the DEBTOR is obligated a prevailing law or regulation to make a deduction or withholding on the amount payable by it under the Loan Agreement, the DEBTOR shall pay such an additional amount to BCA that after the deduction or withholding, BCA will receive from the DEBTOR a similar amount of money as if no deduction or withholding had ever been made.

39

Article 17

AMENDMENT OF LOAN AGREEMENT PROVISIONS

In the event that any amendment is made to any of the provisions in the Loan Agreement, then the amendment question shall be set forth in a separate agreement or letter signed by the parties, such agreement or letter constituting an integral and inseparable part of the Loan Agreement.

Article 18

MISCELLANEOUS

18.1

BCA reserves the right, with no prior consent from the DEBTOR, to transfer or assign by any means some or all of the rights and/or obligations of BCA in extending the Loan Facility under the Loan Agreement to another financial institution, bank or creditor simply by notifying the DEBTOR in writing within at least thirty (30) calendar days before the transfer or assignment.

40

•	To this end, the DEBTOR now for a later date, hereby authorize BCA to provide any required data and/or information to the other financial institution, bank or creditor.

18.2

BCA reserves the right, with no prior consent from the DEBTOR, to block/freeze and/or disburse and/or debit any fund in any of the DEBTOR’s accounts at BCA and use the proceeds to be calculated or compensated against the Debt in the event of a Gross Negligence as set forth in article 14.1 of the Loan Agreement.

18.3	In the event that:

a.

there is an increase in the costs required by BCA in maintaining the extended Loan Facility to the DEBTOR as a consequence of compliance with a regulation/provision from Bank Indonesia or other government agency, to such an extent that the effective interest rate for the DEBTOR can no longer cover the costs that must be incurred by BCA, then BCA shall notify in writing the amount of the (additional) costs to be charged to the DEBTOR with a notice that shall constitute an integral and inseparable part of the Loan Agreement “Notice of Cost Increase”), on condition that the DEBTOR may opt for a negotiation within seven (7) calendar days, effective from the date of the Notice of Cost

41

Increase and if no agreement on the (additional) cost to be charged by BCA to the DEBTOR has been reached by the expiry of the time frame for negotiation, the DEBTOR shall have the option to settle the Debt within sixty (60) calendar days, effective from the expiration of the time frame for negotiation as specified above without incurring a penalty for accelerated payment.

b.

there is any change in the monetary, financial, economic or political area that affects BCA’s liquidity or the DEBTOR’s collectibility level, whether to BCA or to any other bank(s), is downgraded to Underperforming, Doubtful or Nonperforming, then the DEBTOR shall hereby agree to BCA’s action to:

(i)	adjust/change the interest rate as referred to in article 4.1 of the Loan Agreement; and/or

(ii)	postpone the date of withdrawal and/or use of the Loan Facility applied to by the DEBTOR; and/or

(iii)	reduce the Loan Facility amount; and/or

(iv)	modify the Loan Facility extension as referred to in article 2.1 of the Loan Agreement with another currency available at BCA; and/or

42

(v)	stop the Loan Facility extension.

In the event that BCA has exercised its such right, BCA shall notify the DEBTOR of the execution. The notice shall constitute an integral and inseparable part of the Loan Agreement.

18.4	With relation to the interest determination as referred to in Article 4.1 of the Loan Agreement:

(i)

The DEBTOR agrees that if at a later date the JIBOR instrument that serves as a reference of the interest rate to be used for a Loan Facility is not available altogether or not fully available or no longer published or ceases to exist, BCA may at any time review and shall be entitled to make any change or adjustment to the interest rate reference set forth in the Loan Agreement, including among other things any change or adjustment to the margin, without requiring consent from the DEBTOR;

(ii)

In the event that BCA is to exercise its such right, BCA shall notify in writing the interest rate to be applied to the DEBTOR through a notice that shall constitute an integral and inseparable part of the Loan Agreement (“Notice”), on condition that the DEBTOR may opt for a negotiation within seven (7) calendar days, effective from the date of the Notice;

43

(iii)

Effective from the occurrence of the event as referred to in point (i) above up to the achievement of an agreement on the interest rate to apply to the Loan Facility, the Loan Facility may not be withdrawn by the DEBTOR, unless the DEBTOR agrees that the interest rate as notified by BCA to the DEBTOR pursuant to point (ii) above shall apply to any Loan Facility withdrawal done by the DEBTOR;

(iv)	If no agreement on the interest rate to apply to the Loan Facility has been reached by the expiry of the time frame for negotiation, the DEBTOR shall have the right to:

a.	continue with the Loan Facility at the interest rate stipulated by BCA until the JIBOR interest rate is obtained once again, or

b.

terminate the Loan Agreement and settle the Debt within sixty (60) calendar days, effective from the expiration of the time frame for negotiation as specified in point (ii) above on condition that the interest rate that applies to the Loan Facility up to the settlement of the Debt shall equal the interest rate stipulated by BCA as referred to in point a above, without incurring a penalty for accelerated payment

44

18.5

The DEBTOR also agrees that in the event of an increase in BCA’s cost of fund for the Loan Facility, to such an extent that the effective interest rate cannot cover the costs incurred by BCA in maintaining the Loan Facility extension, BCA may at any time review and shall be entitled to make any change or adjustment to the interest rate reference set forth in the Loan Agreement, including among other things any change or adjustment to the margin, without requiring consent from the DEBTOR and in this case the provisions of points (ii), (iii) and (iv) in article l8.4 of the Loan Agreement shall apply mutatis mutandis to BCA and the DEBTOR.

18.6	BCA reserves the right (in deviation from article 7 of the Loan Agreement) to declare the Debt as due and thus the DEBTOR shall repay the Debt to BCA in the event that:

(i)

there is a legislation or amendment thereto or the enforcement of a regulation that invalidates BCA’s maintaining and/or performing its obligations as stipulated in the Loan Agreement within the time frame as set forth in the relevant regulation or sixty (60) calendar days effective from the receipt date of BCA’s notice on the repayment request, whichever occurs first;

45

(ii)

there is a political, economic and social situation that BCA reasonably considers disruptive to the DEBTOR’s debt repayment, within sixty (60) calendar days effective from the receipt date of BCA’s notice on the repayment request.

The DEBTOR shall not incur any penalty as referred to in article 9 of the Loan Agreement for any Debt repayment based on the implementation of the above provision.

18.7

If one or more provisions in the Loan Agreement is declared void or unenforceable by a competent Court or deemed to have contravened with the prevailing laws and regulations then other provisions in the Loan Agreement shall remain in force and binding to the parties.

18.8

The Loan Agreement shall apply to the parties and any respective successors of the parties, on condition that the DEBTOR may not transfer and/or assign any of its right and/or obligation under the Loan Agreement and/or any other agreement with relation to the Loan Agreement, without prior written approval from BCA.

18.9	Any failure and/or delay on the part of BCA to exercise any of its right, power, authority or special privilege under the Loan

46

Agreement shall not mean that BCA has waived such right, power, authority or special privilege; similarly, any full or partial exercise of any right, power, authority or special privilege under the Loan Agreement shall not impede any further exercise of such right, power, authority or special privilege.

18.10	In the oversight, safeguarding and settlement/full repayment of the Loan Facility, BCA shall have the authority to perform the following:

a.	assign a BCA officer to the DEBTOR’s company;

b.	assign a consultant or external party to perform oversight, give advice and or manage the DEBTOR’s company.

Article 19

AUTHORIZATION

l9.l.	For the purpose of Debt repayment pursuant to the Loan Agreement, the DEBTOR hereby gives full power and authority to BCA to debit the DEBTOR’s account from time to time.

19.2.

To further ensure an organized Debt repayment as referred to in article 18.2 of the Loan Agreement, the DEBTOR for the present, and the future in due time, authorizes BCA, for and on behalf of the DEBTOR, to disburse and/or otherwise debit the funds in any of the DEBTOR’s accounts at BCA.

47

19.3.

Any authorization so granted by the DEBTOR under the Loan Agreement shall constitute an integral and inseparable part of the Loan Agreement and therefore any such authorization may not be revoked and/or voided in any way whatsoever including due to any event, and the parties hereby set aside articles l8l3, 1814 and 1816 of the Civil Code so long as the Debt under the Loan Agreement is not fully repaid.

Article 20

JURISDICTION

With regard to the Loan Agreement and any consequence and performance thereof, BCA and the DEBTOR elect a permanent and fixed legal domicile at the Office of the Clerk of the District Court of Central Jakarta in Jakarta, without prejudicing BCA’s right to file a lawsuit against the DEBTOR before any other court within the territory of the Republic of Indonesia under the prevailing laws and regulations.

•

The appearing persons hereby vouched for the truthfulness of their identities as per the personal identifications presented to me, Notary and declared themselves fully accountable for the matter and subsequently the appearing persons also declared that they had understood the contents of this deed.

48

•	The appearing persons were known to me, Notary from their personal identifications.

•	Out of all of the matters mentioned above,

THIS DEED

•	Was made as minutes and read out and signed in Jakarta on the day and date as stated at the beginning of this deed, in the presence of:

1.

Mrs. INDAH FATMAWATI, Bachelor of Law, born in Jakarta, on the twenty sixth day of July one thousand nine hundred and fifty nine (07-26-1959), Indonesian citizen, domiciled in South Jakarta, Jalan Tebet Timur Dalam VI K/4, Rukun Tetangga 003, Rukun Warga 006, Tebet Timur Kelurahan, Tebet Subdistrict.

Holder of Identity Card number 09.5007.680759.0199.

2.

Mrs. DIYAH SUWATI, born in Solo, on the twenty sixth day of October one thousand nine hundred and sixty four (10-26-1964), Indonesian citizen, domiciled in Tangerang, Jalan Talas II, Pondok Cabe Ilir, Rukun Tetangga 02, Rukun Warga 1, Pondok Cabe Ilir Kelurahan, Pamulang Subdistrict.

Holder of Identity Card number 219222004.1786503.

Temporarily present in Jakarta.

both of them Assistants to the Notary, as witnesses.

49

•	Immediately upon being read out by me, Notary, to the appearing persons and witnesses, this deed was immediately executed by the appearing persons, witnesses, and me, Notary.

•	This deed was made with two strikeouts with substitution.

•	The original document of this deed was duly signed.

ISSUED AS A TRUE COPY

(Notary’s signature and stamp on duty stamp)

I, Rahmi Yunari Ali, SS, an authorized and sworn translator, by virtue of Decision of Governor of DKI Jakarta No. 2238/2004, do hereby declare that on this day Monday, October 27, 2008. I make the translation of this document in accordance with the Indonesian version thereof.

50